Exhibit 107

CALCULATION OF Filing FEE tables

Form S-8

(Form Type)

AAR CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $1.00	Other	1,850,000 (2)	$59.89	$110,796,500	$110.20 per $1,000,000	$12,210
Total Offering Amounts					$110,796,500		$12,210
Total Fee Offsets							$0
Net Fee Due							$12,210

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents Common Stock issuable under the AAR CORP. 2013 Stock Plan (As Amended and Restated Effective July 13, 2020) (as amended since July 13, 2020).

(3)	Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on September 22, 2023, within five business days prior to filing.